Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of July 17, 2014 by and among STRATEX OIL & GAS HOLDINGS, INC., a Colorado corporation (the “Parent”), RICHFIELD ACQUISITION CORP., a Nevada corporation (“Merger Sub”), and RICHFIELD OIL & GAS COMPANY, a Nevada corporation (the “Company”).

RECITAL

A.                Parent, Merger Sub, and the Company entered into the Agreement and Plan of Merger dated as of May 6, 2014 (the “Merger Agreement”), pursuant to which the parties agreed to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Merger Agreement and the Nevada Revised Statutes, with the Company to be the surviving company.

B.                The parties desire to amend the Merger Agreement to, among other things, (i) provide for additional time to complete the Merger and (ii) modify some of the conditions to the obligation of the parties to complete the merger.

C.               The Board of Directors of Parent and Merger Sub have unanimously (i) determined that the Merger Agreement, as amended pursuant to this Amendment, is advisable and in the best interests of Parent, Merger Sub and Parent’s stockholders, and (ii) approved the execution, delivery, and performance of this Amendment.

D.               The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement, as amended pursuant to this Amendment, is advisable and in the best interests of Parent and its stockholders, (ii) approved the execution, delivery, and performance of this Amendment, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.                Defined Terms. All references to the “Merger Agreement” contained herein and in the Merger Agreement shall be references to the Merger Agreement, as amended by this Amendment. Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Merger Agreement.

2.                Amendments to Merger Agreement. The parties hereby amend the Merger Agreement as follows:

(a)                 Recital C of the Merger Agreement shall be amended by adding the parenthetical “(the “Company Recommendation”)” to the end thereof.

(b)                 Section 6.3(e) of the Merger Agreement shall be revised to read in its entirety as follows:

“(e) Parent shall have provided Company with evidence reasonably satisfactory to Company that Parent has no less than $2,000,000 cash on hand.”

(c)                 Section 6.2(g) of the Merger Agreement shall be revised to read in its entirety as follows:

“(g) The Company shall have provided to Parent evidence satisfactory to Parent that the Company’s liabilities (excluding the Parent Loan obligations, capital leases, deferred rent obligations (currently less than $36,000), any accrued liability for employee severance compensation which has been approved in writing by Parent (it being understood that Parent shall have no obligation to approve any such compensation) and plugging & abandonment liabilities) immediately prior to the Closing do not exceed $6,650,000; provided that such $6,650,000 limit may be increased by up to $500,000 in field-related payables so long as there are corresponding field-related receivables and/or deposits.

(d)                 Section 6.3(k) of the Merger Agreement shall be revised to read in its entirety as follows:

“(k) The holders of not more than 10% of the outstanding shares of the Company Common Stock shall have taken the steps required by the Appraisal Provisions of the NRS to obtain payment for the fair value of their shares (“Dissenters’ Rights”).”

(e)                 Section 7.1(b) of the Merger Agreement shall be amended by replacing the date “September 30, 2014” with the date “December 1, 2014 “ and by replacing the date “November 30, 2014” with the date “January 30, 2015”.

(f)                  The definition of “Parent Loan Agreement” in Appendix I to the Merger Agreement shall be revised to read in its entirety as follows:

“Parent Loan Agreement” means that certain Note and Security Agreement dated May 6, 2014 between Parent, Company and certain Subsidiaries of the Company, as amended on July 17, 2014 and as it may be amended from time-to-time thereafter.”

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3.          Miscellaneous.

(a)                 Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(b)                 Governing Law. This Amendment, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided that the Merger shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

"Parent:"		"Merger Sub:"

STRATEX OIL & GAS HOLDINGS, INC, a Colorado corporation		Richfield Acquisition Corp., a Nevada corporation

By	/s/ Stephen P. Funk	By	/s/ Stephen P. Funk
Name:	Stephen P. Funk	Name:	Stephen P. Funk
Title:	ChiefExecutive Officer	Title:	Chief Executive Officer

“Company:"
RICHFIELD OIL & GAS COMPANY, a Nevada corporation
		By	/s/ Douglas C. Hewitt
		Name:	Douglas C. Hewitt, Sr.
		Title:	President & Chief Executive Officer

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